ENGAGEMENT AGREEMENT

THIS AGREEMENT made as of the 28th day of April 2014.

BETWEEN:
INDIE GROWERS ASSOCIATION INC.
(the “Company)
OF THE FIRST PART

AND:
ARNIE DE WITT III
(the “Director”)
OF THE SECOND PART

WHEREAS:

A.	The Director is experienced in branding, marketing, social media, advertising, and sales.

B.	The Company wishes to engage the Director on the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the material promises and conditions contained in this Agreement, the Company and the Director agree as follows:

1.	Engagement

The Company hereby engages the Director and the Director hereby accepts the engagement upon the terms and conditions hereinafter set forth.

2.	Period of Engagement

Subject to the provisions for termination as hereinafter provided, the term of the engagement shall be for three years from the date of this Agreement, and shall be automatically renewable each year thereafter, unless one or both parties advise otherwise at least 30 days prior to the renewal. The parties shall re-negotiate all renewals and amendments thereto in good faith, on the basis of the Company’s cash flow, operations, other management, and ability to pay.

3.	Services

The Director agrees to serve in the position and carry out the duties and responsibilities of a Director as part of the Board of Directors of the Company, and perform such other services as may be reasonably designated from time to time by the Company. The Director specifically agrees that he will be available for at least one pre-scheduled teleconference meeting per week and one in-person meeting per month. The Director will provide exclusive and unfettered access to his entire professional network and business circle, work exclusively at developing the business of the Company, and providing the Company exclusive access to his network of contacts and industry related business opportunities including title and interest in all industry related and relationships he has developed.

4.	Compensation

For all services rendered by the Director under this Agreement, the Company shall pay the Director:

a.	one-time issuance of 10,000,000 restricted shares upon signing of this agreement for the entire three year period on the basis of 277,777 restricted shares a month. Any termination by either party under the three year period will result in a calculation of months worked and the remaining shares will be cancelled and delivered back to Treasury

5.	Expenses

The Company shall reimburse the Director for all pre-approved out of pocket expenses.

6.	Termination of Engagement

(a)	Termination by the Company

The Company may at any time during the Period of Engagement terminate this Agreement for cause, without notice and without liability for any claim, action or demand upon the happening of one or more of the following events:

(i)	if the Director fails or refuses, repeatedly, to comply in any material respect with the reasonable policies, standards or regulations of the Company established from time to time in writing and in accordance with this Agreement;

(ii)	if the Director fails to perform in any material respect his duties determined by the Company in accordance with this Agreement and consistent with the customary duties of the Director’s engagement;

(iii)	if the Director conducts himself in a wilfully dishonest, or an unethical or fraudulent manner that materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company; or

(iv)	if the Director conducts any unlawful or criminal activity, which activity materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company.

Notwithstanding the above, the Company may at any time during the Period of Engagement terminate this Agreement with 30 days written notice.

7.	Property of the Company

The Director hereby acknowledges and agrees that all personal property, including without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, proprietary information (as defined below), copies of any of the foregoing, and equipment furnished to or prepared by the Director in the course of or incidental to his engagement, including, without limitation, records and any other materials pertaining to the Company or its business, belonging to the Company shall be promptly returned to the Company upon termination of Agreement.

8.	Proprietary Information and Non-Competition

(a)	Proprietary Information

"Proprietary Information" means information about the Company disclosed to the Director, known by the Director or developed by the Director, alone or with others, in connection with his engagement by the Company, which is not generally known to the industry in which the Company is or may become engaged about the Company's products, processes, and services, including but not limited to, information relating to customers, sources of supply, personnel, sources or methods of financing, marketing, pricing, merchandising, interest rates, or sales.

(b)	Non-Disclosure of Proprietary Information

The Director acknowledges that all Proprietary Information is received or developed by him in confidence and is the property of the Company. During the period of engagement and thereafter, the Director will not, directly or indirectly, except as required by the normal business of the Company or expressly consented to in writing by the Company:

(i)	disclose, publish or make available, other than to an authorized Director, officer, or director of the Company, any Proprietary Information;

(ii)	sell, transfer or otherwise use or exploit any Proprietary Information;

(iii)	permit the sale, transfer, or use or exploitation of any Proprietary Information by any third party; or

(iv)	retain upon termination or expiration of the Period of Engagement any Proprietary Information, any copies thereof or any other tangible or retrievable materials containing or constituting Proprietary Information.

(c)	Disclosure of Proprietary Information

If, at any time, the Director becomes aware of any unauthorized access, use, possession or knowledge of any Proprietary Information, the Director shall immediately notify the Company. The Director shall provide all reasonable assistance to the Company to protect the confidentiality of any such Proprietary Information that the Director may have directly or indirectly disclosed, published or made available to third parties in breach of this Agreement, including, but not limited to, reimbursement for any and all solicitor's fees that the Company may incur to protect its rights therein. The Director shall take all reasonable steps requested by the Company to prevent the recurrence of such unauthorized access, use, possession or knowledge.

(d)	Interference with Business

During the Period of Engagement, the Director shall devote sufficient time, ability and attention to the business of the Company. During the Period of Engagement, the Director shall not, directly or indirectly, compete or assist any third party in competing with the Company. Following the Period of Engagement, the Director shall not:

(i)	employ any Proprietary Information for himself or in the service of others or interfere with the Company's relationship with its clients, purchasers or suppliers;

(ii)	use Proprietary Information to solicit business for himself or in the service of others from clients, suppliers or purchasers of the Company;

(iii)	in any way breach the confidence that the Company has placed in the Director;

(iv)	misappropriate any Proprietary Information; or

(v)	breach any of the provisions of this section.

9.	Assignment, Successors and Assigns

The Director agrees that he will not assign, transfer or otherwise dispose of any rights or obligations under this Agreement. Any such purported assignment or transfer shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this agreement and the performance of its obligations hereunder to any successor in interest or any affiliated company. Subject to the foregoing, this Agreement shall be binding upon and shall enure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

10.	Policy The Director agrees to familiarize himself with the company’s policies and agrees to abide by these policies.

11.	Compliance With Laws

The Director agrees to comply with all applicable securities and other laws, regulations, policies, blanket rulings and prescribed forms of each applicable provincial or other jurisdiction in which the Director works in.

12.	Conflicts of Interest

The Director agrees to avoid any action or interest that conflicts or gives the appearance of a conflict with the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an Director, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when an Director, officer or director or a member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company.

In order to avoid potential conflict of interest, the director agrees to not personally receive to themselves any payments, compensation or gifts, other than gifts of nominal value, from any entity or person that does business or seeks to do business with the Company, If any payment or compensation is offered to the Director from any other party the Director must transfer the payment or compensation to the Company

The Director agrees to not use Company property, Company information or their position in the Company to further there own personal opportunities if it comes at the expense of the good of the Company. The Director agrees to advance the Company’s interests when the opportunity to do so arises and that they will not personally or in conjunction with another party compete against the Company.

13.	General Provisions

(a)	Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the address appearing in the introductory section of this Agreement, but each party may change that address by written notice in accordance with this section. Notice delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated two days after the date of mailing.

(b)	This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the engagement of the Director by the Company, and contains all of the covenants and agreements between the parties with respect to that engagement in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.

(c)	The parties hereto agree and warrant to use best efforts, due diligence, and to maintain full disclosure of all matters of the business and conduct of the parties in respect to this Agreement.

(d)	The parties hereunto agree and acknowledge that they have each sought separate counsel because the effects of this Agreement are material to their fortunes, and the consequences of this Agreement are onerous, far reaching and engage serious obligations.

(e)	Any modification of this Agreement will be effective only if it is in writing and signed by the party to be bound thereby.

(f)	The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right to power for all or any other times.

(g)	If any provision to this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

(h)	This Agreement shall be governed by and construed in accordance with the laws and courts of the State of Nevada.

(i)	The parties hereto agree to execute and to cause to be effected such additional documents or matters as shall be required to fully and effectually achieve the intent hereof and to achieve matters collateral hereto including, but not limited to necessary corporate resolutions, necessary regulatory filings, specific management agreements, or such other matters required between the parties that are necessary to effect the intent of this Agreement and matters collateral.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first written above.

INDIE GROWERS ASSOCIATION INC.

Robert Coleridge - Authorized Signatory

SIGNED AND DELIVERED by

ARNIE DE WITT III